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                                                                    EXHIBIT 4.1
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                          ARTESIAN WATER COMPANY, INC.


                                      TO


                           WILMINGTON TRUST COMPANY,
                                                    AS TRUSTEE


                                  ----------


                       FIFTEENTH SUPPLEMENTAL INDENTURE
                         Dated as of December 1, 2000


                                  ----------


                    Supplemental to Indenture of Mortgage
                           Dated as of July 1, 1961


                                  ----------


                    FIRST MORTGAGE BONDS, SERIES O, 8.17%



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     FIFTEENTH SUPPLEMENTAL INDENTURE, dated as of the first day of December,
2000, made by and between ARTESIAN WATER COMPANY, INC. (successor to Artesian Resources Corporation under the Original Indenture hereinafter referred to), a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "COMPANY"), party of the first part, and WILMINGTON TRUST COMPANY, a corporation organized and existing under the laws of the State of Delaware, having its principal office and place of business at Tenth and Market Streets, in the City of Wilmington, Delaware, as Trustee (hereinafter called the "TRUSTEE") under the Original Indenture, the party of the second part.

     WHEREAS, the Company is a wholly-owned subsidiary of ARTESIAN RESOURCES CORPORATION (its name having been changed from "ARTESIAN WATER COMPANY"), a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "CORPORATION"); and

     WHEREAS, the Corporation has heretofore executed and delivered to the Trustee an Indenture of Mortgage (hereinafter called the "ORIGINAL INDENTURE") dated as of July 1, 1961, and duly recorded the Original Indenture in the Recorder's Office at Wilmington, in Mortgage Record A Volume 56, Page 1 etc., on the 13th day of November, A.D. 1961, for the purpose of securing First Mortgage Bonds of the Corporation to be issued from time to time in one or more series as therein provided; and

     WHEREAS, there have been issued under the Original Indenture $1,600,000 principal amount of First Mortgage Bonds, Series A, 4-1/2%, which were paid at maturity on November 1, 1978; and

     WHEREAS, there have been issued under the Original Indenture $1,000,000 principal amount of First Mortgage Bonds, Series B, 5-3/8%, the $912,750 outstanding principal balance of which was paid at maturity on July 1, 1986; and

     WHEREAS, there have been issued under the Original Indenture as supplemented by a first supplemental indenture dated as of April 15, 1964 (hereinafter sometimes referred to as the "FIRST SUPPLEMENTAL INDENTURE"), $1,250,000 principal amount of First Mortgage Bonds, Series C, 5-1/8%, the $1,225,000 outstanding principal balance of which was paid at maturity on April 15, 1989; and

     WHEREAS, there have been issued under the Original Indenture, as supplemented by a second supplemental indenture dated as of June 1, 1970 (hereinafter sometimes referred to as the "SECOND SUPPLEMENTAL INDENTURE"), $1,000,000 principal amount of First Mortgage Bonds, Series D, 9-3/4%, the $640,000 outstanding principal balance of which was paid at maturity on June 1, 1990; and

     WHEREAS, there have been issued under the Original Indenture as supplemented by a third supplemental indenture dated as of January 1, 1973 (hereinafter sometimes referred to as the "THIRD SUPPLEMENTAL INDENTURE"), $800,000 principal amount of First Mortgage Bonds,

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Series E, 8-1/2%, due January 1, 1998, $800,000 principal amount of which was redeemed on February 1, 1993; and

     WHEREAS, there have been issued under the Original Indenture, as supplemented by a fourth supplemental indenture dated as of November 1, 1975 (hereinafter sometimes referred to as the "FOURTH SUPPLEMENTAL INDENTURE"), $1,500,000 principal amount of First Mortgage Bonds, Series F, 10-7/8%, due November 1, 1995, $225,000 principal amount of which was redeemed on February 1, 1993; and

     WHEREAS, there have been issued under the Original Indenture, as supplemented by a fifth supplemental indenture dated as of March 1, 1977 (hereinafter sometimes referred to as the "FIFTH SUPPLEMENTAL INDENTURE"), $1,800,000 principal amount of First Mortgage Bonds, Series G, 8-7/8%, due March 1, 1997, $1,080,000 principal amount of which was redeemed on February 1, 1993; and

     WHEREAS, there have been issued under the Original Indenture, as supplemented by a sixth supplemental indenture dated as of December 1, 1978 (hereinafter sometimes referred to as the "SIXTH SUPPLEMENTAL INDENTURE"), $1,800,000 principal amount of First Mortgage Bonds, Series H, 9-3/4%, due December 1, 1998, $1,260,000 principal amount of which was redeemed on February 1, 1993; and

     WHEREAS, there have been issued under the Original Indenture, as supplemented by a seventh supplemental indenture dated as of November 1, 1981 (hereinafter sometimes referred to as the "SEVENTH SUPPLEMENTAL INDENTURE"), $3,000,000 principal amount of First Mortgage Bonds, Series I, 11-7/8%, due October 1, 1987, $3,000,000 principal amount of which was redeemed on October 1, 1986; and

     WHEREAS, there have been issued under the Original Indenture, as supplemented by a ninth supplemental indenture dated as of December 1, 1986 (hereinafter sometimes referred to as the "NINTH SUPPLEMENTAL INDENTURE"), $5,000,000 principal amount of First Mortgage Bonds, Series J, 9.55%, due December 1, 1996, $5,000,000 principal amount of which was paid at maturity on December 1, 1996; and

     WHEREAS, there have been issued under the Original Indenture, as supplemented by a tenth supplemental indenture dated as of April 1, 1989 (hereinafter sometimes referred to as the "TENTH SUPPLEMENTAL INDENTURE"), $7,000,000 principal amount of First Mortgage Bonds, Series K, 10.17%, due April 1, 2009, $7,000,000 principal amount of which was outstanding as of December 1, 2000; and

     WHEREAS, there have been issued under the Original Indenture, as supplemented by a eleventh supplemental indenture dated as of February 1, 1993 (hereinafter sometimes referred to as the "ELEVENTH SUPPLEMENTAL INDENTURE"), $10,000,000 principal amount of First Mortgage Bonds, Series L, 8.03%, due February 1, 2003, $10,000,000 principal amount of which was outstanding as of December 1, 2000; and


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     WHEREAS, the Original Indenture has been further supplemented pursuant to a Twelfth Supplemental Indenture dated as of December 5, 1995 (hereinafter sometimes referred to as the "TWELFTH SUPPLEMENTAL INDENTURE") which provided for the release from the Indenture of certain assets of the Company; and

     WHEREAS, there have been issued under the Original Indenture, as supplemented by a thirteenth supplemental indenture dated as of June 1, 1997 (hereinafter sometimes referred to as the "THIRTEENTH SUPPLEMENTAL INDENTURE"), $10,000,000 principal amount of First Mortgage Bonds, Series M, 7.84%, due December 31, 2007, $10,000,000 principal amount of which was outstanding as of December 1, 2000; and

     WHEREAS, there have been issued under the Original Indenture, as supplemented by a fourteenth supplemental indenture dated as of June 1, 1997 (hereinafter sometimes referred to as the "FOURTEENTH SUPPLEMENTAL INDENTURE"), $5,000,000 principal amount of First Mortgage Bonds, Series N, 7.56%, due December 31, 2007, $5,000,000 principal amount of which was outstanding as of December 1, 2000; and

     WHEREAS, the Company was organized for stated purposes which encompass the stated purposes of the Corporation in order that the Company could acquire from the Corporation substantially all of the Mortgaged Property (as such term is defined in the Indenture) as an entirety and to operate the same; and

     WHEREAS, the Corporation, the Company and the Trustee entered into an eighth supplemental indenture to the Indenture, dated as of July 1, 1984 (hereinafter sometimes referred to as the "ORIGINAL EIGHTH SUPPLEMENTAL INDENTURE"), providing for the succession and substitution of the Company to and for the Corporation with the same effect as if the Company had been named in the Indenture as the mortgagor, and providing for the assumption by the Company of, and the release and discharge of the Corporation from, all liability and obligation on and with respect to the bonds and coupons issued under the Indenture and all the terms, covenants and conditions of the Indenture; and

     WHEREAS, the Corporation, the Company and the Trustee executed a certain corrected eighth supplemental indenture to the Indenture, dated as of July 1, 1984 (hereinafter sometimes referred to as the "CORRECTED EIGHTH SUPPLEMENTAL INDENTURE"), which supplements and corrects certain descriptions of Mortgaged Property set forth in the Indenture (the Original Eighth Supplemental Indenture and the Corrected Eighth Supplemental Indenture being hereinafter sometimes referred to collectively as the "EIGHTH SUPPLEMENTAL INDENTURE"); and

     WHEREAS, the Corporation has conveyed and transferred substantially all the Mortgaged Property as an entirety, subject to the lien of the Indenture, to the Company; and

     WHEREAS, the Company has assumed and agreed that it will promptly pay or cause to be paid, the principal of and any premium which may be due and payable on and the interest on all the Bonds issued under the Original Indenture and all indentures supplemental thereto, and has agreed to perform, observe and fulfill, duly and punctually, all the terms, covenants and conditions of the Original Indenture and all indentures supplemental thereto stated therein to be


                                      -3-

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performed, observed or fulfilled by the Corporation, and the Corporation has been released and discharged from all liability and obligation on and with respect to the Bonds and coupons issued under the Indenture and all terms, covenants and conditions of the Indenture and the Trustee has executed and delivered to the Company an instrument of partial defeasance dated April 4, 1986 pursuant to Article II of the Eighth Supplemental Indenture; and

     WHEREAS, the Company proposes to issue and sell $20,000,000 principal amount of a new series of bonds to be designated as First Mortgage Bonds, Series O, 8.17%, to be issued under and secured by the Original Indenture, as supplemented; and

     WHEREAS, the Company, pursuant to the provisions of the Original Indenture, has duly resolved and determined to make, execute and deliver to the Trustee this fifteenth supplemental indenture (hereinafter sometimes referred to as the "FIFTEENTH SUPPLEMENTAL INDENTURE") for the purpose of providing for the creation of said First Mortgage Bonds, Series O, 8.17%, to be issued under and secured by the Original Indenture (the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fourteenth Supplemental Indenture, this Fifteenth Supplemental Indenture and all indentures supplemental to the Original Indenture hereafter executed, being hereinafter sometimes called the "MORTGAGE"); and

     WHEREAS, all things necessary to make $20,000,000 principal amount of such First Mortgage Bonds, Series O, 8.17%, when duly executed by the Company and authenticated and delivered by the Trustee, the valid, binding and legal obligations of the Company entitled to the benefits and security of the Mortgage, and to make this Fifteenth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms, have been done and performed; and

     WHEREAS, the issuance of said First Mortgage Bonds, Series O, 8.17%, as herein provided, has been in all respects duly authorized.

     NOW, THEREFORE, THIS INDENTURE WITNESSETH THAT ARTESIAN WATER COMPANY, INC., in consideration of the premises and of the acceptance by the Trustee of the trusts hereby created and of the purchase and acceptance of the First Mortgage Bonds, Series O, 8.17%, by the holders and registered owners thereof and of One Dollar to the Company duly paid by the Trustee at or before the ensealing and delivery of these presents, for itself and its successors, intending to be legally bound hereby, does hereby ratify and confirm its mortgage and pledge to the Trustee of all property described in the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Eighth Supplemental Indenture, and the Thirteenth Supplemental Indenture (except such thereof as may heretofore have been released from the lien of the Mortgage in accordance with the terms thereof) and has granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over and confirmed, and by these presents does grant, bargain, sell, release, convey, assign, transfer, mortgage, pledge, set over and confirm, unto Wilmington Trust Company, as Trustee, and to its successors in the trust,


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and their and each of their assigns forever, all and singular the pieces or parcels of land described on Exhibit A attached hereto.

     TOGETHER with all and singular the tenements, hereditaments and appurtenances belonging or in any wise appertaining to the aforesaid property and rights or any part thereof, with the reversion and reversions, remainder and remainders, and to the extent permitted by law, all tolls, rents, revenues, issues, income, product and profits thereof, and all the estate, right, title, interest and claim whatsoever, at law as well as in equity, that the Company now has or may hereafter acquire in and to the aforesaid premises, property and rights and every part and parcel thereof;

     SAVING AND EXCEPTING, HOWEVER, from the property hereby mortgaged and pledged all of the property of every kind and type saved and excepted from the Original Indenture, by the terms thereof;

     SUBJECT, HOWEVER, to the exceptions, reservations and matters of the kind and type recited in the Original Indenture;

     TO HAVE AND TO HOLD all said premises, property and rights granted, bargained, sold, released, conveyed, transferred, assigned, mortgaged, pledged, set over and confirmed by the Company as aforesaid or intended so to be unto the Trustee and its successors in the trust and their assigns forever;

     IN TRUST, NEVERTHELESS, upon the terms and trusts set forth in the Original Indenture for the equal and proportionate benefit and security of those who shall hold or own the bonds and coupons issued and to be issued under the Indenture, or any of them, without preference of any of said bonds and coupons over any others thereof by reason of priority in the time of the issue or negotiation thereof or by reason of the date or maturity thereof, or for any other reason whatsoever; subject, however, to the provisions with respect to extended, pledged and transferred coupons contained in Section
4.02 of the Original Indenture.

     AND THIS INDENTURE FURTHER WITNESSETH THAT, in consideration of the premises and of such acceptance or purchase of the First Mortgage Bonds, Series O, 8.17%, by the holders or registered owners thereof, and of said sum of One Dollar to the Company duly paid by the Trustee at or before the ensealing and delivery of these presents, the Company, for itself and its successors, intending to be legally bound hereby, does hereby covenant to and agree with the Trustee and its successors in the trust, for the benefit of those who shall hold or own such bonds, or any of them, as follows:

                                   ARTICLE I

                      FIRST MORTGAGE BONDS, SERIES O, 8.17%

     SECTION 1.1. DESIGNATION AND AMOUNT. A Series of bonds to be issued under the Original Indenture as heretofore supplemented and as supplemented hereby and secured thereby is hereby


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created which shall be designated as, and shall be distinguished from the bonds of all other series by the title, "First Mortgage Bonds, Series O, 8.17%," elsewhere herein sometimes referred to as the "BONDS OF SERIES O."

     The aggregate principal amount of the Bonds of Series O shall not exceed $20,000,000.

     SECTION 1.2. BOND TERMS. (a) GENERAL. The Bonds of Series O shall be dated the date of their authentication and shall bear interest from such date, except as otherwise provided for bonds issued upon subsequent exchanges and transfers by Section 2.06 of the Original Indenture, shall mature on and be due December 29, 2020, and shall bear interest at the rate of eight and seventeen-hundredths percent (8.17%) per annum, payable monthly on the twenty-ninth day of each month in each year beginning January 29, 2001 (PROVIDED that the monthly payment for any February having only twenty-eight days shall be payable on the twenty-eighth day of such month), until the Company's obligation with respect to the payment of such principal shall be discharged.

     The Bonds of Series O shall be issuable as registered bonds without coupons in the denominations of Five Hundred Thousand Dollars ($500,000) and any multiple thereof, numbered OR1 and upwards.

     Unless otherwise agreed to in writing by the Company and the holders of the Bonds of Series O, the principal of, premium (if any) and interest on, the Bonds of Series O shall be payable at the principal office of the Trustee in the City of Wilmington, Delaware, or, if there be a successor trustee, at at its principal office, in coin or currency of the United States of America that at the time of payment is legal tender for the payment of public and private debts.

     (b) OPTIONAL REDEMPTION. The Company may, at its option, upon notice as provided below, redeem at any time all, or from time to time any part of, the Bonds of Series O, in an amount not less than 5% of the aggregate principal amount of the Bonds of Series O then outstanding in the case of a partial redemption, at a redemption price equal to the principal amount thereof to be redeemed, plus the interest accrued thereon to the date fixed for redemption, plus a premium equal to the Make-Whole Amount determined for the redemption date with respect to such principal amount. The Company will furnish to the Trustee and to each holder of the Bonds of Series O written notice of each optional redemption under this Section 1.2 not less than 30 days and not more than 60 days prior to the date fixed for redemption. Each such notice shall specify such date, the aggregate principal amount of the Bonds of Series O to be redeemed on such date, the principal amount of each of the Bonds of Series O held by such holder to be redeemed on such date (determined as hereinafter provided in this Section 1.2(b)) and the interest to be paid on the redemption date with respect to such principal amount being redeemed, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such redemption
(calculated as if the date of such notice were the date of redemption), setting forth the details of such computation. Two Business Days prior to such redemption, the Company shall deliver to each holder of the Bonds of Series O, a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the date of redemption.


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     As used herein, the term "MAKE-WHOLE AMOUNT" means, with respect to any
Bond of Series O, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Bond over the amount of such Called Principal, PROVIDED that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

          "CALLED PRINCIPAL" means, with respect to any Bond of Series O, the principal of such Bond that is to be redeemed or has become or is declared to be immediately due and payable, as the context requires.

          "DISCOUNTED VALUE" means, with respect to the Called Principal of any Bonds of Series O, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Bonds of Series O is payable) equal to the Reinvestment Yield with respect to such Called Principal.

          "REINVESTMENT YIELD" means, with respect to the Called Principal of any Bond of Series O, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page PX1" of the Bloomberg Financial Markets Services Screen (or if not available, any other national recognized trading screen reporting on-in trading in the U.S. Treasury securities) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Life to Maturity of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life to Maturity of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and
     (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Life to Maturity and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Life to Maturity.

          "REMAINING LIFE TO MATURITY" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled maturity date of the Bonds of Series O.


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          "REMAINING SCHEDULED PAYMENTS" means, with respect to the Called
     Principal of any Bond of Series O, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, PROVIDED that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Bonds of Series O, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.

          "SETTLEMENT DATE" means, with respect to the Called Principal of any Bond of Series O, the date on which such Called Principal is to be redeemed or has become or is declared to be immediately due and payable, as the context requires.

     In the case of any partial redemption of the Bonds of Series O described above, the principal amount of the Bonds of Series O to be redeemed shall be allocated among the holders of all such Bonds outstanding, in proportion to their respective holding of such Bonds as nearly as may be practicable and as further provided in Section 5.03 of the Original Indenture.

     (c) SPECIAL REDEMPTIONS. In accordance with the provisions of Section
6.07 of the Original Indenture, in the event that either (i) all or substantially all the property of the Company at the time subject to the lien of the Indenture as a first mortgage lien thereon or (ii) all or substantially all of the property of the Company at the time subject to the lien of the indenture as a first mortgage lien thereon that is used or useful in connection with the business of the Company as a water company or as a water utility shall be released from the lien of the Indenture under the provisions of Section 6.03 or Section 6.06 of the Original Indenture, then all of the Bonds then outstanding including the Bonds of Series O are to be redeemed. In the event such release shall be under the provisions of Section
6.03 of the Original Indenture, the Bonds of Series O shall be redeemable at a redemption price equal to the principal amount thereof, together with the Make-Whole Amount determined as provided above and interest accrued to the date fixed for redemption. In the event such release shall be under the provisions of Section 6.06 of the Original Indenture, the Bonds of Series O shall be redeemable at the principal amount thereof, together with interest accrued to the date fixed for redemption. Except for a redemption resulting from a release under the provisions of Section 6.06 of the Original Indenture as described in the immediately preceding paragraph, any redemption of the Bonds of Series O required under the Indenture shall be at a redemption price equal to the principal amount thereof to be redeemed, together with interest accrued thereon to the date fixed for redemption plus a premium equal to the Make-Whole Amount determined (as provided above) two (2) Business Days prior to the date fixed for redemption. The Company will furnish notice to the Trustee and to each holder of the Bonds of Series O in the same manner set forth above in the case of an optional redemption of Bonds of Series O.

     The principal of the Bonds of Series O may be declared or may become due prior to their maturity dates, in the manner and with the effect and subject to the conditions provided in the Original Indenture upon the occurrence of an Event of Default as in the Original Indenture provided, and upon the principal of the Bonds of Series O becoming so due, a premium shall be payable to the holder of the Bonds of Series O as liquidated damages equal to the Make-Whole


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Amount determined as set forth above as if the Bonds of Series O were being redeemed on the date the principal of the Bonds of Series O shall become so due.

     (d) MISCELLANEOUS. The Bonds of Series O shall be registrable, transferable, and exchangeable as provided in Article II of the Original Indenture; PROVIDED that Bonds of Series O shall not be issued as coupon Bonds.

     SECTION 1.3 FORM OF BOND. The text of the registered Bonds of Series O and of the authentication certificate of the Trustee upon said Bonds shall be, respectively, substantially as follows:



                 FORM OF REGISTERED BOND OF SERIES O WITHOUT COUPONS


No. OR___                                                             $_______


                             ARTESIAN WATER COMPANY, INC.

                         FIRST MORTGAGE BONDS, SERIES O, 8.17%

                               DUE DECEMBER 29, 2020


     ARTESIAN WATER COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "COMPANY," which term shall include any successor corporation as defined in the Indenture hereinafter referred to), for value received, hereby promises to pay to ____________ or registered assigns, on the twenty-ninth day of December, 2020, the sum of ________. Dollars in coin or currency of the United States of America that at the time of payment is legal tender for the payment of public and private debts, and to pay in like coin or currency interest thereon to the registered owner hereof, from the date hereof, at the rate of eight and seventeen-hundredths percent (8.17%) per annum (computed on the basis of a 360-day year of twelve 30-day months), monthly, on the twenty-ninth day of each month in each year beginning January 29, 2001 (PROVIDED that the monthly payment for any February having only twenty-eight days shall be payable on the twenty-eighth day of such month), until the Company's obligation with respect to the payment of such principal shall be discharged. Overdue installments of principal or interest shall bear interest at the rate of nine and seventeen-hundredths percent (9.17%) per annum. Unless otherwise agreed to in writing by the Company and the holders of the Bonds of Series O, payments of principal, premium (if any) and interest are to be made at the principal office of the Trustee in the City of Wilmington, Delaware, or, if there be a successor trustee, at its principal office.

     This bond is one of an authorized issue of bonds of the Company known as its First Mortgage Bonds (herein called the "BONDS"), not limited in aggregate principal amount except as provided in the Indenture hereinafter mentioned, all issued and to be issued in one or more series under and equally secured by an Indenture of Mortgage (herein called the "INDENTURE"), dated as of July 1, 1961, executed by Artesian Resources Corporation (then named Artesian Water Company), a corporation organized and existing under the laws of the State of Delaware

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(hereinafter called the "CORPORATION") and by Wilmington Trust Company, as
trustee (herein called the "TRUSTEE"). The indenture has heretofore been supplemented by fifteen supplemental indentures, including an Eighth Supplemental Indenture dated as of July 1, 1984, pursuant to which the Company assumed all of the obligations of the Corporation under the Indenture and by a Fifteenth Supplemental Indenture dated as of December 1, 2000 (hereinafter called the "FIFTEENTH SUPPLEMENTAL INDENTURE"). Reference is hereby made to such Indenture as so supplemented for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are and are to be issued and secured and the rights of the holders or registered owners thereof and of the Trustee in respect of such security. As provided in the Indenture, said Bonds may be issued in one or more series for various principal sums, may bear different dates and mature at different times, may bear interest at different rates and may otherwise vary as in the Indenture provided or permitted. This bond is one of the bonds described in the Fifteenth Supplemental Indenture and designated therein as "FIRST MORTGAGE BONDS, SERIES O, 8.17%" (hereinafter called the "BONDS OF SERIES O"). To the extent permitted by, and as provided in, the Indenture, modifications or alterations of the Indenture, or of an indenture supplemental thereto, and of the rights and obligations of the Company and of the rights of the holders of the Bonds and coupons issued and to be issued hereunder, may be made with the consent of the Company by an affirmative vote of the holders of not less than sixty-six, and two-thirds percent (66-2/3%) in principal amount of the Bonds then outstanding under the Indenture and entitled to vote and affected by such modification or alteration, at a meeting of bondholders called and held as provided in the Indenture, and, in case one or more but less then all of the series of the Bonds then outstanding under the Indenture and entitled to vote would be affected by the modification or alteration differently from or without affecting the Bonds of any of the other series, by an affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) in principal amount of the Bonds of each series so affected, or in either case by the written consent of the holders of such percentages of Bonds; PROVIDED, HOWEVER, that no such modification or alteration may be made that would extend the maturity of, or reduce the principal amount of, or reduce the rate of, or extend the time of payment of interest on, or reduce any premium payable upon any redemption of, this bond, or modify the terms of payment of principal or interest, or reduce the percentage required for the taking of any such action, without the express consent of the holder hereof.

         No reference herein to the Indenture or to any indenture supplemental thereto and no provision of this bond or of the Indenture or of any indenture supplemental thereto shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium (if any) and interest on this bond at the time and place and at the rate and in the coin or currency herein prescribed.

         The Company may, at its option, upon notice as provided below, redeem at any time all, or from time to time any part of, the Bonds of Series O, in an amount not less than 5% of the aggregate principal amount of the Bonds of Series O then outstanding in the case of a partial redemption, at a redemption price equal to the principal amount thereof to be redeemed, plus the interest accrued thereon to the date fixed for redemption, plus a premium equal to the Make-Whole Amount determined for the redemption date with respect to such principal amount. The Company will furnish to the Trustee and to each holder of the Bonds of Series O written notice of each such optional redemption not less than 30 days and not more than 60 days prior to the date fixed for redemption. Each such notice shall specify such date, the aggregate principal amount of the Bonds of Series O to be redeemed on such date, the principal amount of each of the Bonds of Series O held by such holder to be redeemed on such date (determined in accordance with Section 1.2 of the Fifteenth Supplemental Indenture) and the interest to be paid on the redemption date with respect to such principal amount being redeemed, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such redemption (calculated as if the date of such notice were the date of redemption), setting forth the details of such computation. Two Business Days prior to such redemption, the Company shall deliver to each holder of the Bonds of Series O), a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the date of redemption.

         As used herein, the term "MAKE-WHOLE AMOUNT" means, with respect to any Bond of Series O, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Bond over the amount of such Called Principal, PROVIDED that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

                  "CALLED PRINCIPAL" means, with respect to any Bond of Series O, the principal of such Bond that is to be redeemed or has become or is declared to be immediately due and payable, as the context requires.

                  "DISCOUNTED VALUE" means, with respect to the Called Principal of any Bonds of Series O, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Bonds of Series O is payable) equal to the Reinvestment Yield with respect to such Called Principal.

                  "REINVESTMENT YIELD" means, with respect to the Called Principal of any Bond of Series O, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page PX1" of the Bloomberg Financial Markets Services Screen (or if not available, any other national recognized trading screen reporting on-in trading in the U.S. Treasury securities) for actively traded
         U.S. Treasury securities having a maturity equal to the Remaining
         Life to Maturity of such Called Principal as of such Settlement
         Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business
         Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life to Maturity of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Life to Maturity and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Life to Maturity.

                  "REMAINING LIFE TO MATURITY" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled maturity date of the Bonds of Series O.

                  "REMAINING SCHEDULED PAYMENTS" means, with respect to the Called Principal of any Bond of Series O, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, PROVIDED that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Bonds of Series O, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.

                  "SETTLEMENT DATE" means, with respect to the Called Principal of any Bond of Series O, the date on which such Called Principal is to be redeemed or has become or is declared to be immediately due and payable, as the context requires.

         In the event that either (i) all or substantially all the property of the Company at the time subject to the lien of the Indenture as a first mortgage lien thereon or (ii) all or substantially all the property of the Company at the time subject to the lien of the Indenture as a first mortgage lien thereon that is used or useful in connection with the business of the Company as a water company or as a water utility, shall be released from the lien of the Indenture pursuant to the provisions of Section 6.03 or Section 6.06 thereof, as provided in Section 6.07 of the Indenture all Bonds then outstanding including Bonds of Series O are to be redeemed. In the event such release shall be under the provisions of Section 6.03 of the Indenture, the Bonds of Series O shall be redeemable at a redemption price equal to the principal amount thereof, together with the Make-Whole Amount determined as provided in the following paragraph and interest accrued to the date fixed for redemption. In the event such release shall be under the provisions of Section 6.06 of the Indenture, the bonds of Series O shall be redeemable at the principal amount thereof, together with interest accrued to the date fixed for redemption, in the manner and upon the terms provided in the Indenture. Except for a redemption resulting from a release under the provisions of Section 6.06 of the Indenture as described in the immediately preceding paragraph, any other redemption of the Bonds of Series O required under the Indenture shall be at a redemption price equal to the principal amount thereof to be redeemed, together with interest accrued thereon to the date fixed for redemption plus a premium equal to the Make-Whole Amount determined as provided above two (2) Business Days prior to the date fixed for redemption. The Company will furnish notice to the Trustee and to each holder of the Bonds of Series O in the same manner set forth above in the case of an optional redemption.

     The principal of this bond may be declared or may become due prior to its maturity date, in the manner and with the effect and subject to the conditions provided in the Indenture, upon the occurrence of an Event of Default as in the Indenture provided, and upon the principal of this bond becoming so due, a premium shall be payable to the holder of this bond as liquidated damages equal to the Make-Whole Amount determined as set forth above as if this bond were being redeemed on the date the principal on this bond shall become so due.

     This bond is transferable by the registered owner hereof, in person or by duly authorized attorney, on books of the Company to be kept for that purpose at the principal office of the Trustee in the City of Wilmington, Delaware, or, if there be a successor trustee, at its principal office, upon surrender hereof at such office for cancellation and upon presentation of a written instrument of transfer duly executed, and thereupon the Company shall issue in the name of the transferee or transferees, and the Trustee shall authenticate and deliver, a new registered Bond or Bonds of Series O, in an authorized denomination or denominations, of a like aggregate principal amount; and the registered owner of any registered Bond or Bonds of Series O may surrender the same as aforesaid at said office in exchange for a like aggregate principal amount of bonds of like form of other authorized denominations, all upon payment of the charges and subject to the terms and conditions specified in the Indenture.

     The Company and the Trustee may deem and treat the person in whose name this bond shall at the time be registered on the books of the Company as the absolute owner hereof for all purposes whatsoever (except as otherwise provided in Article XIV of the Indenture with respect to bondholders' meetings and consent); and payment of or on account of the principal of, premium (if any) and interest on this bond shall be made only to or upon the order in writing of such registered owner hereof; and all such payments shall be valid and effectual to satisfy and discharge the liability upon this bond to the extent of the sum or sums so paid.

     No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in any indenture supplemental thereto, or in any Bond or coupon thereby secured, or because of any indebtedness thereby secured, shall be had against any incorporator or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise; it being expressly agreed and understood that the Indenture, any indenture supplemental thereto and the obligations thereby secured, are solely corporate obligations, and that no personal liability whatever shall attach to, or be incurred by, such incorporators, stockholders, officers or directors, as such, of the Company or of any successor corporation or any of them, because of the incurring of the indebtedness thereby authorized, or under or by reason of any of the obligations, covenants or agreements, expressed or implied, contained in the Indenture or in any indenture supplemental thereto or in any of the Bonds or coupons thereby secured.

     This bond shall not be entitled to any benefit under the Indenture or any indenture supplemental thereto, and shall not become valid or obligatory for any purpose until Wilmington Trust Company, as Trustee under the Indenture, or a successor trustee thereunder, shall have signed the form of authentication certificate endorsed hereon.

     IN WITNESS WHEREOF, ARTESIAN WATER COMPANY, INC., has caused this bond to be signed in its name by its President or a Vice President and its corporate seal (or a facsimile thereof) to be hereto affixed and attested by its Secretary or an Assistant Secretary, and this bond to be dated ____________, 2000.


                                       ARTESIAN WATER COMPANY, INC.


                                       By:____________________________________
                                                        President

Attest:



____________________________________
             Secretary



                 FORM OF TRUSTEE'S AUTHENTICATION CERTIFICATE
                            FOR BONDS OF SERIES O

                     TRUSTEE'S AUTHENTICATION CERTIFICATE

     This bond is one of the bonds, of the series designated therein, described in the within-mentioned Indenture.


                                       WILMINGTON TRUST COMPANY, as Trustee,


                                       By:____________________________________
                                                   Authorized Officer


     SECTION 1.4 CHANGE IN CONTROL. The Company hereby covenants and agrees that, without the prior written consent of the holders of not less than sixty-six and two-thirds percent (66-2/3%) in principal amount of the Bonds of Series O then outstanding, so long as any of the Bonds of Series O are outstanding:

     (a) NOTICE OF CHANGE IN CONTROL OR CONTROL EVENT. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Bonds of Series O. In the case that a Change in Control has occurred, such notice shall contain and constitute an offer to redeem Bonds of Series O as described in subparagraph (b) of this Section 1.4 and shall be accompanied by the certificate described in subparagraph (e) of this Section 1.4.

     (b) OFFER TO REDEEM BONDS OF SERIES O. The offer to redeem Bonds of Series O contemplated by subparagraph (a) of this Section 1.4 shall be an offer to redeem, in accordance with and subject to this Section 1.4(b), all, but not less than all, the Bonds of Series O held by each holder on a date specified in such offer (the "PROPOSED REDEMPTION DATE") that is not less than 30 days and not more than 120 days after the date of such offer (if the Proposed Redemption Date shall not be specified in such offer, the Proposed Redemption Date shall be the 45th day after the date of such offer).

     (c) ACCEPTANCE. A holder of Bonds of Series O may accept the offer to redeem made pursuant to this Section 1.4 by causing a notice of such acceptance to be delivered to the Company at least 15 days prior to the Proposed Redemption Date. A failure by a holder of Bonds of Series O to respond to an offer to redeem made pursuant to this Section 1.4 shall be deemed to constitute a rejection of such offer by such holder.

     (d) REDEMPTION. Redemption of the Bonds of Series O to be redeem pursuant to this Section 1.4 shall be at 100% of the principal amount of such Bonds of Series O together with interest on such Bonds accrued to the date of redemption. The Bonds of Series O shall be made on the Proposed Redemption Date.

     (e) OFFICER'S CERTIFICATE. Each offer to redeem the Bonds of Series O pursuant to this Section 1.4 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Redemption Date; (ii) that such offer is made pursuant to this Section 1.4; (iii) the principal amount of each such Bond offered to be redeemed; (iv) the interest that would be due on each such Bond offered to be redeemed, accrued to the Proposed Redemption Date; (iv) that the conditions of this Section 1.4 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.

     (f) "CHANGE IN CONTROL" DEFINED. "CHANGE IN CONTROL" means (i) the failure of the Taylor Family to hold in the aggregate at least 50% of the shares of the Corporation's Class B common stock outstanding or (ii) the failure of the Corporation to own at least 51% of the Voting Stock of the Company where the term "Voting Stock" shall mean securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     (g)  "CONTROL EVENT" DEFINED.  "CONTROL EVENT" means:

          (i) the execution by the Corporation or by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

          (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

          (iii) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date)
      or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Closing Date) to the holders of the common stock of the Corporation or the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

      (h) "TAYLOR FAMILY" DEFINED. "TAYLOR FAMILY" means Hilda Taylor, Dian C. Taylor, William H. Taylor, II and John Eisenbrey, Jr., their heirs or any trusts for the exclusive benefit of such persons and their siblings, spouses and lineal descendants.

      SECTION 1.5. PAYMENTS DUE ON NON-BUSINESS DAYS. Anything contained herein or in the Bonds to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Bond that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

                                    ARTICLE II

                             COVENANTS OF THE COMPANY

      The Company hereby covenants and agrees that, without the prior written consent of the holders of not less than sixty-six and two-thirds percent (66-2/3%) in principal amount of the Bonds of Series O then outstanding, so long as any of the Bonds of Series O are outstanding:

      SECTION 2.1. COMPLIANCE WITH LAW. The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      SECTION 2.2. COMPLIANCE WITH AGREEMENTS. The Company will and will cause each of its Subsidiaries to comply with all agreements, indentures, mortgages and other instruments to which each of them is a party, in each case to the extent necessary to ensure that noncompliance with such agreements, indentures, mortgages and other instruments could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      SECTION 2.3. SERIES O DIVIDEND RESTRICTION. No cash dividends shall be declared or paid, directly or indirectly, on any shares of common stock of the Company, nor shall any shares of common stock of the Company be purchased, retired, or otherwise acquired by the Company, if immediately after such declaration, payment or acquisition, the Aggregate Capital of the Company and its Subsidiaries, on a consolidated basis, would be less than $30,500,000. In determining the Aggregate Capital of the Company and its Subsidiaries for the purpose of this

Section 2.3, any write-up of assets, or write-down or write-off of the excess over original cost of property made on the books of the Company subsequent to December 31, 1999 shall be disregarded.

      SECTION 2.4. RESTRICTIONS ON FUNDED INDEBTEDNESS. The Company shall not incur, assume, guarantee or in any other manner become liable, with respect to any Funded Indebtedness, or permit any Subsidiary to incur any Funded Indebtedness, if immediately thereafter, the total amount of Funded Indebtedness then outstanding, would exceed 66-2/3% of the Total Permanent Capital, as hereinafter defined, of the Company and its consolidated Subsidiaries.

      The term "FUNDED INDEBTEDNESS" shall mean all bonds, debentures and other evidence of Indebtedness of the Company and its Subsidiaries, secured or unsecured, for money borrowed, but excluding (i) Indebtedness maturing on demand or within one year from the date incurred and not renewable or extendable at the option of the debtor, (ii) Indebtedness of the Company to any Wholly-Owned Subsidiary and any Indebtedness of a Wholly-Owned Subsidiary to the Company, and
(iii) Indebtedness that has been called for redemption and for the payment of which monies have been irrevocably deposited with a trustee. Funded Indebtedness shall include the portion of bonds, notes or other Indebtedness maturing, or required to be redeemed within one year from the date as of which Funded Indebtedness is being determined.

      The term "TOTAL PERMANENT CAPITAL" shall mean, with respect to the Company and its Subsidiaries: the sum of (i) the par or stated value of all outstanding capital stock of the Company and all paid-in premiums thereon; (ii) all surplus, including capital and earned surplus but not including surplus from any revaluation of the Company's assets after December 31, 1996; (iii) the minority interest (if any) in consolidated Subsidiaries, but not including any earned surplus of Subsidiaries prior to the date of acquisition of such Subsidiaries; and (iv) Funded Indebtedness of the Company and such Subsidiaries.

      In all other respects, the terms Funded Indebtedness and Total Permanent Capital shall be computed as they would be for a consolidated balance sheet of the Company and its Subsidiaries on the applicable date, excluding all intercompany items, and generally in accordance with generally accepted accounting principles; PROVIDED that for the purpose of computations under this
Section 2.4, capitalized lease obligations shall be excluded from Funded Indebtedness.

      SECTION 2.5. ADDITIONAL RESTRICTIONS ON FUNDED INDEBTEDNESS. In addition to the circumstances under which a Net Earnings Certificate is required to be delivered to the Trustee under the terms of Sections 3.08 or
3.09 of the Original Indenture in connection with the issuance of Bonds by the Company pursuant to either such Section, the Company shall not incur, assume, guaranty or in any other manner become liable with respect to any Funded Indebtedness unless the ratio of (i) Net Earnings of the Company for the most recently ended period of four consecutive fiscal quarters of the Company to (ii) the Pro Forma Interest Expense of the Company for such period is at least equal to or greater than 2.00 to 1.00.

      SECTION 2.6. RESTRICTIONS ON GUARANTIES. The Company will not guarantee, assume, or otherwise become obligated or liable with respect to the Indebtedness or other obligations of any Person other than in the ordinary course of business.

      SECTION 2.7. TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Subsidiary to, engage in any Material group of related transactions (including, without limitation, the purchase, sale to or exchange of properties with, or the rendering of any service) with any Affiliate except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary in all material respects as terms that could be obtained at the time in a comparable arms' length transaction with a Person not an Affiliate. For purposes of this
Section 2.7, an "AFFILIATE" of any corporation shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such corporation; and a Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

      SECTION 2.8. MERGER, CONSOLIDATION, ETC. The Company will not consolidate with or merge with or into any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person, EXCEPT the Company may merge with another corporation if (a) the Company is the survivor of such merger and (b) immediately after giving effect to such merger (i) no Default or Event of Default would exist and (ii) the Company would be permitted by the provisions of Sections 2.4 and 2.5 hereof to incur at least $1.00 of additional Funded Indebtedness owing to a Person other than a Subsidiary of the successor corporation.

      SECTION 2.9. SALE OF ASSETS. The Company will not sell, transfer, lease, enter into any contract for the sale, transfer, lease of, or otherwise dispose of any of its assets, except in the ordinary course of business.

      SECTION 2.10. INVESTMENTS. The Company will not, and will not permit any Subsidiary to, make any Investments, other than:

            (a)   Investments of the Company existing as of the Closing
      Date;

            (b) Investments in commercial paper maturing not in excess of twelve months from the date of issuance and rated "A-1" or better by Standard & Poor's Ratings Group ("S&P") or "P-1" or better by Moody's Investors Service, Inc. ("MOODY'S") on such date;

            (c) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing not in excess of twelve months from the date of acquisition thereof;

          (d) Investments in repurchase agreements of any bank or trust company incorporated under the laws of the United States or any state thereof and fully secured by a pledge of obligations issued or fully and unconditionally guaranteed by the United States government maturing not in excess of twelve months from the date of acquisition thereof;

          (e) Investments in certificates of deposit maturing not in excess of twelve months from the date of issuance thereof, from North American commercial banks rated A1 or better by S&P and A+ or better by Moody's;

          (f) Investments in stock or other voting securities not described in the foregoing clauses (a) through (e) which are issued by corporations or entities engaged in the water and wastewater utility business and that are incorporated or organized under the laws of the United States or any state thereof; PROVIDED that prior to or as a result of such Investment the Company holds not less than 75% of the voting securities of such entity; and

          (g) Investments of the Company not described in the foregoing clauses (a) through (f) and issued by corporations or entities incorporated or organized under the laws of the United States or any state thereof; PROVIDED that the aggregate amount of all such Investments shall not at any time exceed $1,000,000; and

     In valuing any Investments for the purpose of applying the limitations set forth in this Section 2.10, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.


                                  ARTICLE III

                               EVENTS OF DEFAULT


     SECTION 3.1. AMENDMENT OF EVENTS OF DEFAULT. Clauses (a) through (g) of
Section 8.01 containing the Events of Default under the Indenture are each hereby amended and restated as follows and three additional Events of Default are added as clauses (h), (i) and (j) to Section 8.01 and read as follows:

          (a) default shall be made in the payment of the principal of or any premium which may be due and payable on any Bond hereby secured, when the same shall become payable, whether at maturity or otherwise; or

          (b) default shall be made in the payment of any interest on any Bond hereby secured, and such default shall continue for five (5) Business Days; or

          (c) default shall be made in the payment, discharge or satisfaction of any sinking, improvement, maintenance, renewal, replacement, depreciation, purchase or similar fund and such default shall continue for thirty (30) days; or

          (d) default shall be made by the Company in the due observance or performance of any of the covenants, agreements or conditions on its part in this Indenture or in any supplemental indenture contained and such default shall continue for fifteen (15) Business Days after written notice to the Company shall have been delivered by the Trustee electing to treat such event as an Event of Default, which notice may be given by the Trustee in its discretion, and shall be given at the written request of the holders or registered owners of not less than a majority in principal amount of the Bonds then outstanding; or

          (e) the Company or any Subsidiary shall be adjudicated a bankrupt, or shall institute proceedings for voluntary bankruptcy, or shall make an assignment for the benefit of its creditors; or

          (f) the Company or any Subsidiary shall admit in writing its inability to pay its debts generally as they mature, or shall institute proceedings for reorganization under any Federal bankruptcy law or other similar law, and the Trustee shall give written notice to the Company electing to treat such event as an Event of Default, which notice may be given by the Trustee, in its discretion, and shall be given at the written request of the holders or registered owners of not less than ten percent (10%) in principal amount of the bonds hereby secured and then outstanding; or

          (g) a receiver, trustee or custodian of the Company or any Subsidiary, or of the Mortgaged Property as, or substantially as, an entirety, shall be appointed, or a decree or order shall be entered equivalent to the determination that proceedings for reorganization, arrangement, adjustment, composition, liquidation, dissolution or any similar relief with respect to the Company or Subsidiary, as the case may be, have been properly instituted, otherwise than by the Company or Subsidiary, as the case may be, under any present or future Federal bankruptcy law or other similar State or Federal law, and such appointment, decree or order shall not be vacated within sixty (60) days, or such longer period as may be required to permit the Company or Subsidiary, as the case may be, to complete the prosecution of any appeal from such appointment, decree or order which it shall at the time be prosecuting in good faith and with due diligence, after written notice to the Company by the Trustee electing to treat such event as an Event of Default, which notice may be given by the Trustee in its discretion, and shall be given at the written request of the holders or registered owners of not less than a majority in principal amount of the Bonds hereby secured and then outstanding; or

          (h) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in any supplemental indenture, or any bond purchase agreement entered into by the Company in connection with the sale of any Bonds or in any other writing furnished in connection with the transactions contemplated in connection therewith proves to have been false or incorrect in any Material respect on the date as of which made; or

          (i) (A) the Company shall be in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $500,000 beyond any period of grace provided with respect thereto, or (B) the Company shall be in default in the performance of or compliance with any term of any Indebtedness in an aggregate outstanding principal amount of at least $500,000 or of any mortgage, indenture or other agreement relating to any Indebtedness or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment; or

          (j) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 45 days after entry thereof, bonded, paid, satisfied, discharged or stayed pending appeal, or are not paid, satisfied or otherwise discharged within 45 days after the expiration of such stay; or

          (k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $500,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

     As used in Section 3(k), the terms "EMPLOYEE BENEFIT PLAN" and "EMPLOYEE WELFARE BENEFIT PLAN" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

                                  ARTICLE IV

                                 DEFINITIONS

     The following terms shall have the following meanings as used herein:

     "AFFILIATE" shall have the meaning set forth in Section 2.7.

     "AGGREGATE CAPITAL" shall mean, with respect to the Company and its Subsidiaries, on a consolidated basis, the sum attributable to its common stock, surplus and retained earnings.

     "BOND PURCHASE AGREEMENT" shall mean that Bond Purchase Agreement dated as of December 1, 2000 between the Company and the Purchaser named therein.

     "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in Delaware or New York are required or authorized to be closed.

     "CLOSING DATE" means the date of execution and delivery by the Company of the Fifteenth Supplemental Indenture.

     "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

     "ENVIRONMENTAL LAWS" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

     "ERISA AFFILIATE" shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

     "GUARANTY" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

          (a) to purchase such Indebtedness or obligation or any property constituting security therefor;

          (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

          (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

          (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

     "INDEBTEDNESS" with respect to any Person means, at any time, without duplication,

          (a) its liabilities for borrowed money;

          (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

          (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of capitalized lease obligations;

          (d) all liabilities for borrowed money secured by any lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

          (e) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof.

     "INTEREST EXPENSE" shall mean, for any period of four fiscal quarters, the sum of (i) all interest for such period in respect of Indebtedness of the Company (including interest on capitalized lease obligations) and (ii) all debt discount and expense amortized for such period.

     "INVESTMENT" means any investment made in cash or by delivery of property, by the Company or any of its Subsidiaries (i) in any Person, whether by acquisition of stock, Indebtedness or other obligation or security or by loan, Guaranty, advance, capital contribution or otherwise, or (ii) in any property.

     "MATERIAL" shall mean material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.

     "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Bond Purchase Agreement and the Bonds, or (c) the validity or enforceability of this Agreement, the Bond Purchase Agreement or the Bonds.

     "MULTIEMPLOYER PLAN" shall mean any Plan this is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

     "NET EARNINGS" shall mean, for any period of four fiscal quarters, an amount determined as follows: the sum of the operating revenues and net non-operating revenues for such period (excluding all profits realized or losses sustained from the sale or other disposition of capital assets or from the acquisition, sale or other disposition of securities or stock of the Company) less all operating expenses, but not including in operating expenses interest charges, amortization, payments to any sinking, purchase or analogous fund for the retirement of bonds or stock, or any income or excess profits taxes.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

     "PERSON" shall mean, an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

     "PLAN" shall mean "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

     "PRO FORMA INTEREST EXPENSE" for any period of four fiscal quarters means the Interest Expense for such period adjusted on a pro forma basis for purposes of Section 2.5 to include Interest Expenses on Indebtedness incurred prior to or to be incurred on the date of determination and to exclude Interest Expense on Indebtedness to be retired prior to or concurrently with the issuance of such Indebtedness.

     "RESPONSIBLE OFFICER" shall mean any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

     "SENIOR FINANCIAL OFFICER" shall mean the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

     "SUBSIDIARY" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

     "WHOLLY-OWNED SUBSIDIARY" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

                                   ARTICLE V

                                  THE TRUSTEE

     SECTION 5.1. TRUSTEE ACCEPTANCE. The Trustee hereby accepts the trust hereby declared and provided and agrees to perform the same upon the terms set forth in the Original Indenture as further supplemented by this Fifteenth Supplemental Indenture and upon the additional terms and conditions that the Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifteenth Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 6.1. INCORPORATION OF ORIGINAL INDENTURE TERMS. This instrument shall be construed as an Indenture supplemental to the Original Indenture, and shall form a part thereof. The Original Indenture as heretofore supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fourteenth Supplemental Indenture and as further supplemented by this Fifteenth Supplemental Indenture is hereby ratified and confirmed. Terms defined in the Original Indenture that are used herein and not otherwise defined herein are used as defined in the Original Indenture.

     SECTION 6.2. COUNTERPARTS. This Fifteenth Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, ARTESIAN WATER COMPANY, INC. has caused these presents to be signed in its corporate name by its President or one of its Vice Presidents and sealed with its corporate seal, attested by its Secretary or one of its Assistant Secretaries, and WILMINGTON TRUST COMPANY, as Trustee has caused these presents to be signed in its corporate name by one of its Vice Presidents and sealed with its corporate seal, attested by one of its Assistant Secretaries, all as of the day and year first above written.

                                       ARTESIAN WATER COMPANY, INC.

                                       By: /s/ Dian C. Taylor
                                          ------------------------------------
                                                  President

[SEAL]

Attest:

/s/ [ILLEGIBLE]
-------------------------------
         Secretary

                                       WILMINGTON TRUST COMPANY, as Trustee

                                       By: /s/ [ILLEGIBLE]
                                          ------------------------------------
                                            Asst Vice President

[SEAL]

Attest:

/s/ [ILLEGIBLE]
-------------------------------
   Assistant Secretary

STATE OF DELAWARE    )
                     )SS.:
COUNTY OF NEW CASTLE )

     On this, the 27th day of December, 2000, before me, the undersigned, notary public, personally appeared Dian C. Taylor, who acknowledged to be the President of Artesian Water Company, Inc., a corporation organized under the laws of the State of Delaware, and that as such officer, being authorized to do so, executed the foregoing Fifteenth Supplemental Indenture for the purposes therein contained by signing the name of Artesian Water Company, Inc. as President.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

        /s/ James A. Straight, Notary Public
                               Wilmington, New Castle County
                               My Commission Expires 2/7/03

[SEAL]

STATE OF DELAWARE    )
                     )SS.:
COUNTY OF NEW CASTLE )

     On this, the 27th day of December, 2000, before me, the undersigned, notary public, personally appeared [ILLEGIBLE], who acknowledged to be a Vice President of Wilmington Trust Company, a corporation organized under the laws of the State of Delaware, and that as such officer, being authorized to do so, executed the foregoing Fifteenth Supplemental Indenture for the purposes therein contained by signing the name of Wilmington Trust Company as Vice President.

     I certify that I am not an officer or director of said trust company.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

        /s/ [ILLEGIBLE], Notary Public
                         Wilmington, New Castle County
                         My Commission Expires

[SEAL]

                              ADDITIONAL LAND

The legal description for additional pieces or parcels of land is as follows:

















                                 EXHIBIT A
                    (to Fifteenth Supplemental Indenture)

                                 EXHIBIT A

                             NEW CASTLE COUNTY

                            St. George's Hundred

All of the following described real estate situate in St. George's Hundred, New Castle County and the State of Delaware:

                                  Parcel 1

Tax Parcel No. (Part of) 13-014.00-001
(DAVIS PROPERTY/BOYDS CORNER ROAD)

     All that certain lot, piece of parcel of land, situate in St. George's Hundred, New Castle County, State of Delaware, being a portion of lands of Leola B. Davis as shown on the Record Minor Subdivision Plan, Property of Leola B. Davis, as prepared by Woodin, Wentling and Associates, Inc., dated October 13, 1995, last revised May 2, 1997, and recorded July 7, 1997 in the Office of the Recorder of Deeds in and for New Castle County, State of Delaware, in Microfilm Number 13245, said parcel of land being more particularly bounded and described as follows, to whit:

     Being at an iron pit set at the easterly corner of the lands herein being described, said corner being a new common corner with remaining lands of Leola B. Davis and at a point in the division line with Parcel "A," subdivision of Augustine Creek (microfilm number 12521) and being further located from the northwesterly side of the new right of way line of Boyds Corner Road (a/k/a Pole Bridge Road), at variable widths, established by the subdivision of Augustine Creek, along the common property line of lands nor or formerly of George M. Davis, in part, remaining lands of Leola B. Davis, in part, and Parcel "A", Augustine Creek, North 30 degrees 35 minutes 06 seconds West, 889.12 feet to the point and place of the Beginning; Thence from said point and place of Beginning, along the new division line of lands of Leola B. Davis, by the five (5) following described courses and distances:
(1) South 59 degrees 24 minutes 55 seconds West, 260.00 feet to a common corner, (2) North 79 degrees 35 minutes 05 seconds West, 127.28 feet to a common corner, (3) North 30 degrees 35 minutes 05 seconds West, 120.00 feet to a common corner, (4) North 14 degrees 24 minutes 55 seconds East, 127.28 feet to a common corner, and (5) North 59 degrees 24 minutes 55 seconds East,
260.00 feet to an iron pin set in the division line with Lot #9, subdivision of Augustine Creek; Thence along the division line with the Lot #9, in part, Lot #8, in part and Parcel "A", in part all of the subdivision of Augustine Creek, South 30 degrees 35 minutes 06 seconds East, 300.00 feet to the iron pin set at the point and place of Beginning. Containing within said described metes and bounds, 2.22 acres of land, be the same, more or less.

     Together with all rights, title and interest, legal and equitable, in subterranean waters accessible from the herein described land, including but not limited to the ownership, appropriation, use, diversion and extraction of such subterranean waters.

     Together with the 30' wide utilities and access easement as dated by the Record Minor Subdivision Plan, Property of Leola B. Davis, in the Office of the Recorder of Deeds in and for New Castle County, Delaware, at Microfilm number 13245.

     Under and Subject to all applicable covenants, conditions, easements, rights-of-way, reservations, restrictions, and agreements of record in the Office of the Recorder of Deeds in and for New Castle County and State of Delaware, including but not limited to the following:

     1. Water Service agreement dated May 16, 1994, of record in the Office aforesaid at Deed Record Book 1868, Page 0121. Tax Parcel No. 13-014-00-001.

     2. Restrictions established by the Record Minor Subdivision Plan, Property of Leola B. Davis of record in the Office aforesaid at Microfilm Number 13245.

     Being a part of the same lands and premises which Susie C. Stapleford and Norman B. Stapleford, her husband, by Deed dated February 20, 1945, of record in the Office of the Recorder of Deeds in and for New Castle County, Delaware, at Deed Book V, Volume 44, Page 416, granted and conveyed into unto William Harvey Davis and Leola Davis, his wife, in fee. And being so thereof seized the said William Harvey Davis departed this life intestate on January 5, 1983, leaving his wife (Leola B. Davis), as surviving tenant by the entireties to whom the property did pass by operation of law (See Register of Willis File No. 87936).

                                   Parcel 2

Tax Parcel No. (Part of) 13-009.00-057
(LESTER PROPERTY/RICHLAND PARTNERSHIP)

ALL those two lots, pieces or parcels of land situate in St. Georges Hundred, New Castle County, State of Delaware, and known as Lot 5A and Lot 5B, on the plan of Richland Partnership, and of Record in the Office of the Recorder of Deeds in and for New Castle County in Microfilm Number 13224, and being more particularly bounded and described by Clifton L. Bakhsh, Jr., Inc., Middletown, Delaware, as follows to wit:

DESCRIPTION OF LOT 5A (TRACT I):

     BEGINNING at a point, said point being located the following eleven (11) courses and distances from the intersection of the northeasterly side of U.S. Route 13 (width varies) with the centerline of Port Penn Road (60' W):
(1) South 67 degrees 40 minutes 13 seconds East, 1616.74 feet to a point;
(2) South 05 degrees 23 minutes 41 seconds West, 40.45 feet to a point;
(3) South 67 degrees 40 minutes 13 seconds East, 15.68 feet to a point;
(4) South 05 degrees 23 minutes 41 seconds East, 2413.68 feet to a point;
(5) South 82 degrees 26 minutes 33 seconds East, 750.73 feet to a point;
(6) South 18 degrees 16 minutes 38 seconds East, 540.13 feet to a point;
(7) South 38 degrees 52 minutes 19 seconds East, 635.02 feet to a point;
(8) South 55 degrees 57 minutes 58 seconds East, 526.17 feet to a point;
(9) South 02 degrees 00 minutes 58 seconds East, 238.55 feet to a point;
(10) North 87 degrees 59 minutes 02 seconds East, 125.00 feet to a point;
(11) South 02
degrees 00 minutes 58 seconds East, 714.71 feet to the point of beginning. Thence from the point of beginning, along lines of lands now or formerly of Parcel 5, the following two (2) courses and distances: (1) North 87 degrees 59 minutes 02 seconds East, 109.93 feet to a point; (2) South 02 degrees 00 minutes 58 seconds East, 284.14 feet to a point, a corner for lands now or formerly of Alvah A. Price and wife. Thence by the same, and along Augustine Creek, South 36 degrees 05 minutes 09 seconds West, 20.16 feet to a point, a corner for Parcel 5. Thence by the same, the following three (3) courses and distances: (1) South 87 degrees 59 minutes 02 seconds West, 287.56 feet to a point; (2) North 02 degrees 00 minutes 58 seconds West, 300.00 feet to a point; (3) North 87 degrees 58 minutes 02 seconds East, 190.07 feet to the first mentioned point or place of Beginning.

     Containing within said metes and bounds 2.0639 +/- acres.

DESCRIPTION OF LOT 5B (TRACT II):

     BEGINNING at a point, said point being located the following eight (8) courses and distances from the intersection of the northeasterly side of U.S. Route 13 (width varies) with the centerline of Port Penn Road (60' W): (1) South 67 degrees 40 minutes 13 seconds East, 1616.74 feet to a point; (2) South 05 degrees 23 minutes 41 seconds East, 40.45 feet to a point; (3) South 67 degrees 40 minutes 13 seconds East, 15.68 feet to a point; (4) South 05 degrees 23 minutes 41 seconds East, 2413.68 feet to a point; (5) South 82 degrees 26 minutes 33 seconds East, 750.73 feet to a point; (6) South 18 degrees 16 minutes 38 seconds East, 540.13 feet to a point; (7) South 38 degrees 52 minutes 19 seconds East, 635.02 feet to a point; (8) South 55 degrees 57 minutes 58 seconds East, 526.17 feet to the point of beginning. Thence from the point of beginning, along lines of Parcel 5, the following five (5) courses and distances: (1) North 02 degrees 00 minutes 58 seconds West, 61.45 feet to a point; (2) North 87 degrees 59 minutes 02 seconds East,
300.00 feet to a point; (3) South 02 degrees 00 minutes 58 seconds East,
300.00 feet to a point; (4) South 87 degrees 59 minutes 02 seconds West,
300.00 feet to a point; (5) North 02 degrees 00 minutes 58 seconds West,
238.55 feet to the first mentioned point or place of beginning.

     Containing within said metes and bounds 2.0661 +/- acres.

     UNDER AND SUBJECT to all applicable covenants, conditions, easements, rights-of-way, reservations, restrictions, and agreements of record in the Office of the Recorder of Deeds in and for New Castle County and State of Delaware.

     BEING part of the same lands and premises which Richard H. Lester, Sr., by Deed dated December 29, 1992, of record in the Office of the Recorder of Deeds in and for New Castle County, Delaware, at Deed Record Book 1450, Page 0185, granted and conveyed unto Richland Partnership, a general partnership of New Castle County and State of Delaware, party of the first part hereto, in fee.

                              New Castle Hundred

All of the following described real estate situate in New Castle Hundred, New Castle County and the State of Delaware:

                                   Parcel 1

Tax Parcel No. (Part of) 10-39.00-028
(MOORE WELL SITE/ROUTE 40 AND ROUTE 7)

                ALL that certain lot, piece or parcel of land, comprised of PARCELS 1, 2, 3 and 4, situate in New Castle Hundred, New Castle County, State of Delaware and shown on a Record Utility Re-subdivision Plan prepared by McBride & Ziegler, Inc., Professional Land Surveyors, Dated December 2, 1975 in the Office of the Recorder of Deeds in and for New Castle County under Microfilm No. 4034, and which Record Utility Resubdivision Plan supersedes a Record Utility Plan recorded on November 20, 1975, in the Office of the Recorder of Deeds in and for New Castle County under Microfilm No. 3098, and more particularly described as follows:

        BEGINNING at a point in the northwesterly Right-of-Way limit of the Penn Central Railroad (Delaware Division), and which point of Beginning can be located by the three (3) following described courses and distances from the intersection of the southeasterly Right-of-Way limit of U.S. Route 40
(at 150 feet wide) with the centerline of Delaware Route 7 (at 60 feet wide):
(1) North 62 degrees 01 minute 59 seconds East along the southeasterly Right-of-Way limit of U.S. Route 40, a distance of 1202.23 feet to an iron pipe found at a corner for lands now or formerly of Laura M. Groff, (2) South 52 degrees 57 minutes 11 seconds East along the southwesterly boundary of lands now or formerly of Laura M. Groff 1485.36 feet to an iron pipe found in the northwesterly Right-of-Way limit of the Penn Central Railroad, and (3) South 64 degrees 28 minutes 21 seconds West along the northwesterly Right-of-Way limit of the Penn Central Railroad, 800.11 feet to the point of Beginning; Thence South 64 degrees 28 minutes 21 seconds West along the northwesterly Right-of-Way limit of the Penn Central Railroad 50.0 feet to a point; Thence North 25 degrees 31 minutes 39 seconds West 34.98 feet to a point; Thence South 61 degrees 24 minutes 10 seconds West 326.47 feet to a point; Thence South 58 degrees 32 minutes 35 seconds West 169.41 feet to a point in the northwesterly Right-of-Way limit of the Penn Central Railroad; Thence South 64 degrees 28 minutes 21 seconds West along the northwesterly Right-of-Way limit of the Penn Central Railroad 466.50 feet to a monument set at a corner for lands now or formerly of the Board of Education (Newark Special School District); Thence North 18 degrees 17 minutes 36 seconds West along the easterly boundary of last mentioned owner 744.76 feet to a point; Thence North 71 degrees 42 minutes 24 seconds East 50.0 feet to a point; Thence South 18 degrees 17 minutes 36 seconds East 100.0 feet to a point; Thence South 71 degrees 42 minutes 24 seconds West 35.0 feet to a point; Thence South 18 degrees 17 minutes 36 seconds East 627.74 feet to a point; Thence North 64 degrees 28 minutes 21 seconds East 448.70 feet to a point; Thence North 58 degrees 32 minutes 35 seconds East 169.0 feet to a point; Thence North 61 degrees 24 minutes 10 second East 327.65 feet to a point; Thence North 64 degrees 28 minutes 21 seconds East 50.0 feet to a point; Thence South 25 degrees 31 minutes 39 seconds East 50.0 feet to the point of Beginning.

        UNDER AND SUBJECT, FURTHER, to all covenants, conditions, easements, rights-of-way, reservations, restrictions, and agreements of record in the Office of the Recorder of Deeds in and for New Castle County and State of Delaware including, but not limited to, the following:

        (1) Declaration of Restrictions dated January 8, 1987, by Forty/Seven Partners, L.P., of record in the Office aforesaid in Deed Book 533, Page 340, as amended by Amendment to Declaration of Restrictions dated February 24, 1987, of record in the Office aforesaid in Deed Book 534, Page 054.
        (2) Agreement between Charles B. Moore and Elizabeth V. Moore and Delmarva Power & Light Company dated April 5, 1967, of record in the Office aforesaid in Deed Record T, Volume 78, Page 463.
        (3) Utility Easement Agreement dated October 19, 1987, between Forty/Seven Partners, L.P. and Delmarva Power & Light Company of record in the Office aforesaid in Deed Book 703, Page 115.
        (4) Declaration of Cross Easements dated August 14, 1991, by Forty/Seven Partners, L.P., of record in the Office aforesaid in Deed Book 1220, Page 0061.

        BEING a part of the same lands and premises which Myrtle Davis, by Deed dated July 7, 1944, of record in the Office of the Recorder of Deeds in and for New Castle County, Delaware, in Deed Record P, Volume 44, Page 08, granted and conveyed unto Charles B. Moore and Elizabeth Violette Moore, his wife, in fee. Subsequently, the said Charles B. Moore did depart this life on or about January 6, 1984, leaving Elizabeth Violette Moore, hi wife, as surviving tenant by the entirety. Subsequently, the said Elizabeth Violette Moore (also known as E. Violette Moore) did depart this life on or about August 21, 1984, leaving a Will filed with the Register of Wills in and for New Castle County, Delaware, in File No. 84571 wherein at Article Five she did nominate, constitute and appoint Thomas D. Whittington, Jr., as Executor of her Estate.

        AND the said David W. Moore hereby joins in this Deed to grant, convey and quitclaim any interest he may have in the herein described premises. Although there is no Deed of conveyance in his name, on information and belief he may hold an interest in two (2) acres of the said property, which interest is not recorded and which interest may or may not be reflected in any writing.

                              Mill Creek Hundred

                                   Parcel 1

All of the following described real estate situate in Mill Creek Hundred, New Castle County and the State of Delaware:

Tax Parcel No. (Part of) 08-007.40-124
(HOCKESSIN ASSOCIATES/EASEMENT)


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        ALL those certain interests in the following described land (the
"Easement Parcel") consisting of the right to use for water wells and access thereto in, to and over the Easement Parcel together with the fee interest in any improvements owned by Grantor thereon, situate in Mill Creek Hundred, New Castle County and State of Delaware, as shown as a portion of Lot 2 on a Record Minor Subdivision Plan, HOCKESSIN CENTER dated February 7, 1977, as recorded in the Office of the Recorder of Deeds in and for New Castle County on July 14, 1977, in Microfilm #4521, as prepared by Howard L. Robertson, Inc., Professional Engineers and Surveyors, and being more particularly bounded and described as follows, to wit:

        BEGINNING at a point in the northwesterly side of Yorklyn Road (at 60 feet wide), a corner for Lots 1 and 2, said point of Beginning being distant North 77 degrees 07 minutes 42 seconds East, 147.19 feet measured along the said northwesterly side of Yorklyn Road from the southeasterly end of a diagonal connecting line connecting the said northwesterly side of Yorklyn Road with the northeasterly side of the New Lancaster Turnpike (at 100 feet wide); thence from said point of Beginning by the division line between Lots 1 and 2, the following two courses and distances: (1) North 22 degrees 56 minutes 33 seconds West, 152.35 feet to a point; (2) South 77 degrees 07 minutes 42 seconds West, 10.16 feet to a point; thence through Lot 2, the following ten courses and distances: (1) North 22 degrees 56 minutes 33 seconds West, 54.83 feet to a point; (2) North 75 degrees 21 minutes 38 seconds West, 1.60 feet to a point; (3) South 14 degrees 38 minutes 22 seconds West, 40.00 feet to a point; (4) North 75 degrees 21 minutes 38 seconds West, 50.00 feet to a point; (5) North 14 degrees 38 minutes 22 seconds East, 40.00 feet to a point; (6) North 75 degrees 21 minutes 38 seconds West, 117.81 feet to a point; (7) North 14 degrees 38 minutes 22 seconds East, 50.00 feet to a point; (8) South 75 degrees 21 minutes 38 seconds East, 50.00 feet to a point; (9) South 14 degrees 38 minutes 22 seconds West, 30.00 feet to a point; (10) South 75 degrees 21 minutes 38 seconds East, 129.28 feet to a point in line of lands, now or formerly, of Paul C. Waters, Jr.; thence thereby South 22 degrees 56 minutes 33 seconds East, 220.60 feet to a point in the aforementioned northwesterly side of Yorklyn Road; thence thereby South 77 degrees 07 minutes 42 seconds West,
10.16 feet to the place of Beginning.

        UNDER AND SUBJECT to all applicable covenants, conditions, easements, rights-of-way, reservations, restrictions, and agreements of record in the Office of the Recorder of Deeds in and for New Castle County and State of Delaware, including but not limited to the following:

        Utility Easement Agreement between Delmarva Power & Light Company and Brandywine Valley Realty of record in the Office aforesaid in Deed Record R, Volume 90, Page 789.

        BEING the same rights which Irving O. Thomas, A. Dean Alpine, Clifford L. Anzilotti, Dominic M. Gioffre and Alfred M. Brown, all trading as Hockessin Associates, a Delaware general partnership, by Deed dated June 6, 1994, of record in the Office of the Recorder of Deeds in and for New Castle County, Delaware, in Deed Book 1858, Page 0146, granted and conveyed unto Hockessin Associates, L.L.C., a Delaware Limited Liability Company, party of the first part hereto


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                           Appoquinimink Hundred

All of the following described real estate situate in Appoquinimink Hundred, New Castle County and the State of Delaware.

                                   Parcel 1

Tax Parcel No. 14-003.00-069
(THOMAS LANDING ROAD/ROUTE 9)

      ALL that certain lot, piece or parcel of land situate in Appoquinimink Hundred, New Castle County, State of Delaware, and known as Lot 1 on the Plan of P. Lloyd and David E. Sheats Subdivision, and of Record in the Office of the Recorder of Deeds in and for New Castle County in Microfilm Number 12786, recorded March 18, 1996, and being more particularly bounded and described by Clifton L. Bakhsh, Jr., Inc., Middletown, Delaware, as follows, to wit:

      BEGINNING at a point on the southeasterly side of Thomas Landing Road, a.k.a. Route 9, (40 feet from centerline) and on the southerly side of a 20 feet wide Sanitary Sewer Easement, said point being a corner of the property being herein described and in line of Lot 22, Thomas Cove (Microfilm No. 12596). Thence from the point of Beginning and along line of Lot 22, Thomas Cove, South 06 degrees 41 minutes 14 seconds East, 279.34 feet to a point a corner for remaining lands of P. Lloyd and David E. Sheats. Thence by the same and crossing a 150 feet wide Delmarva Power & Light Company Easement, the following two (2) courses and distances: (1) South 48 degrees 36 minutes 42 seconds West, 311.25 feet to a point; (2) North 41 degrees 23 minutes 18 seconds West, 300.00 feet to a point on the southeasterly side of Thomas Landing Road, a.k.a. Route 9 (40 feet from centerline). Thence by the same along the southeasterly side of Thomas Landing Road, a.k.a. Route 9, and partially along the southeasterly side of a 20 feet wide Sanitary Sewer Easement created prior to the recording of Microfilm Number 12786, North 48 degrees 36 minutes 42 seconds East, 310.00 feet to a point on the southerly side of Thomas Landing Road. Thence by the same and entirely along the southeasterly side of said easement the following two (2) courses and distances: (1) By the arc of a circle curving to the right, 96.07 feet (Radius=170 feet), Chord North 64 degrees 48 minutes 07 seconds East, 94.80 feet to a point; (2) North 80 degrees 59 minutes 31 seconds East, 81.98 feet to the first mentioned point or place of Beginning. Containing within said metes and bounds 2.7249+/- acres.

      UNDER AND SUBJECT to all applicable covenants, conditions, easements, rights-of-way, reservations, restrictions, and agreements of record in the Office of the Recorder of Deeds in and for New Castle County and State of Delaware including but not limited to the following:

      1. Easement to Delmarva Power & Light Company of record in Deed Record K, Volume 78, Page 652.

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

      2.  Encroachment/License Agreement of record in Deed Book 2003,
          Page 0117.

      3.  Water Service Agreement of record in Deed Book 1868, Page 0117.

      BEING part of the same lands and premises which Lambert R. Seemans and Betty B. Seemans, husband and wife, and Edith M. Blood and Harvey A. Blood, wife and husband, by Deed dated December 17, 1980, of record in the Office of the Recorder of Deeds in and for New Castle County, Delaware, at Deed
Record B, Volume 113, Page 46, granted and conveyed unto P. Lloyd Sheats and David E. Sheats, parties of the first part hereto, in fee.

                                Pencader Hundred

All of the following described real estate situate in Pencader Hundred, New Castle County and the State of Delaware:

Tax Parcel No. 11-057.00-010
(CARTER PROPERTY)

      ALL that lot, piece or parcel of land situate in Pencader Hundred, New Castle County, State of Delaware, and known as Lot 3, on the plan of lands of Charles M. & Suzanne K. Carter, shown as Lot 3 on the Record Minor Subdivision Plan for Lands of Charles M. & Suzanne K. Carter of record in the Office of the Recorder of Deeds in and for New Castle County, Delaware, at Microfilm Number 14121 and being more particularly bounded and described by Clifton L. Bakhsh, Jr., Inc., Middletown, Delaware, as follows, to wit:

      BEGINNING at a point on the southerly side of Bethel Church Road (30 feet from centerline) said point being located the following two (2) courses and distances from the boundary line separating other lands of Charles M. and Suzanne K. Carter from lands of Norman and Phyllis Wallis: (1) South 17 degrees 07 minutes 57 seconds West, 190 feet to a point; (2) South 72 degrees 52 minutes 39 seconds East, 405.27 feet to the point of beginning. Thence from the point of Beginning, along the southerly side of Bethel Church Road, South 72 degrees 52 minutes 39 seconds East, 300.00 feet to a point. Thence by the following three (3) courses and distances separating this lot from other lands of Charles M. and Suzanne K. Carter: (1) South 17 degrees 07 minutes 21 seconds West, 300.00 feet to a point; (2) North 72 degrees 52 minutes 39 seconds West 300.00 feet to a point; (3) North 17 degrees 07 minutes 21 seconds East, 300 feet to the first mentioned point or place of Beginning. Containing within said metes and bounds 2.0661 acres.

      TOGETHER WITH all of the Grantors' right, title and interest, legal and equitable in subterranean waters accessible from the parcel, including but not limited to the ownership, appropriation, use, diversion and extraction of such subterranean waters.

      UNDER AND SUBJECT, FURTHER, to all covenants, conditions, easements, rights-of-way, reservations, restrictions, and agreements of record in the Office of the Recorder of Deeds in and for New Castle County and State of Delaware including, but not limited to, the following:

      (1) Utility Right of Way Agreement of record in the Office aforesaid in Deed Record H, Volume 46, Page 136.

      (2) Right of Way agreement of record in the Office aforesaid in Deed Record V, Volume 78, Page 185.

      (3) Test Drilling Agreement of record in the Office aforesaid in Deed Book 2359, Page 0021.

      (4) Water Service Agreement of record in the Office aforesaid in Deed Book 2359, Page 0024.

      BEING a part of the same lands and premises which Lilla Viola Carter by Deed dated April 15, 1983, of record in the Office of the Recorder of Deeds in and for New Castle County, Delaware, in Deed Record V, Volume 121, Page 200, granted and conveyed unto Charles M. Carter and Suzanne K. Carter, his wife, parties of the first part hereto, in fee.

      Catherine M. Carter, Phyllis C. Wallis and Paul H. Carter join in this Deed to grant, convey, remise, release and forever quitclaim unto the party of the second part any interest they or any of them may have in and to the said land herein conveyed.


                                  KENT COUNTY

                             North Murderkill Hundred

All of the following described real estate situate in North Murderkill Hundred, Kent County and the State of Delaware:

                                   Parcel 1

Tax Parcel No. NM-00-105.00-01-13.00-000 (part of)
(PLAINDEALING ROAD)

      ALL that certain tract, piece or parcel of land, with the improvements thereon, situate in North Murderkill Hundred, Kent County and State of Delaware, lying near but not abutting Plaindealing Road, more particularly bounded and described as follows, to wit:

      On the Southeast by lands now or formerly of Thomas More Academy (Deed Record D-203-282); On the Southwest by lands now or formerly of Mercer A. Short and Nancy M. Short, his wife (Deed Record I-33-265); On the Northwest and Northeast by lands now or formerly of Del-Homes, Inc. (residue of Deed Record O-53-212). Being more particularly described according to a plan prepared by Gerald A. Donovan Associates, Inc. dated May 12, 1997, reference CL 94-07-05 (9407tank.dwg) said plan being recorded in the Office of the Recorder of Deeds in and for Kent

County and State of Delaware in plot book 41 at page 82 on May 12, 1996. The aforesaid plan being an integral part hereof as follows:

      BEGINNING at a point in line of lands of aforementioned Thomas More Academy at a corner for lands of aforementioned Del-Homes, Inc. Said point being located when measured from the intersection of the Northerly line of Plaindealing Road with the Westerly line of Thomas More Drive the following two (2) courses and distances: (A) North 23 degrees 19 minutes 25 seconds West a distance of 1001.25 feet to a point at a corner for said lands of Thomas More Academy. Thence continuing with said lands of Thomas More Academy and lands of Del-Homes, Inc.; (B) South 66 degrees 40 minutes 35 seconds West a distance of 1039.95 feet to the point and place of Beginning. Thence from said beginning point and continuing with said lands of Thomas More Academy:
(1) south 66 degrees 40 minutes 35 seconds West a distance of 152.92 feet to a capped iron pin, at a corner for said lands of Thomas More Academy in line of lands of aforementioned Short. Thence with said lands of Short: (2) North 34 degrees 31 minutes 47 seconds West a distance of 137.79 feet to a point at a corner for lands of said Short at a corner for lands of aforementioned Del-Homes, Inc. Thence with said lands of Del-Homes, Inc. the following two
(2) courses and distances: (3) North 54 degrees 04 minutes 42 seconds East a distance of 150.04 feet to a point; (4) South 34 degrees 31 minutes 47 seconds East a distance of 171.15 feet to the point and place of Beginning. Containing within the above described courses and distances an area of 23.171+/- square feet or 0.5319+/- acres.

      TOGETHER WITH a 20' wide Access and Water Line Easement to be recorded simultaneously herewith.

      UNDER AND SUBJECT to all applicable covenants, conditions, easements, rights-of-way, reservations, restrictions, and agreements of record in the Office of the Recorder of Deeds in and for Kent County and State of Delaware.

      BEING the same lands and premises which Ernest H. Mensing, also known as Ernest H. Mensing, Jr., by Deed dated August 25, 1993, of record in the Office of the Recorder of Deeds in and for New Castle County, Delaware, at Deed Record O, Volume 053, Page 212, granted and conveyed unto Del-Homes, Inc., a Delaware corporation, party of the first part hereto, in fee.


                                 SUSSEX COUNTY

                               Baltimore Hundred

All of the following described real estate situate in Baltimore Hundred, Sussex County and the State of Delaware:

                                    Parcel 1

Tax Parcel 1-34 9.00 715.00.
(CEDAR LANDING - aka Whiteshaven)


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

      All that certain lot, piece or parcel of land, situate, lying and being in the development known as "CEDAR LANDING," Baltimore Hundred, Sussex County and State of Delaware, being known as designated as OUTLOT B, SECTION I, as shown on a certain plot of lots entitled, "CEDAR LANDING," Baltimore Hundred, Sussex County and State of Delaware, dated January 22, 1987 and revised August 19, 1988, prepared by Land Tech, Inc., Registered Surveyors, which said plot was filed for record in the Office of the Recorder of Deeds, in and for Sussex County, at Georgetown, Delaware, on September 12, 1988, in Plot Book 40, Pages 169-171, reference thereto being had, will more fully and at large appear.

      Together with and benefitted by an easement for ingress and egress over a portion of Outlot A, being a strip of land ten feet (10') in overall width from County Road 357 to Outlot B, located ten feet (10') from and parallel with the Northerly boundary line of outlot A, as set forth in the Deed of Hocker Farm dated December 2, 1988 and filed for record in the Office aforesaid, in Deed Book 1615, page 178.

      Subject to all drainage and/or utility easements as set forth on the Plot of Cedar Landing, Sections I, II, and III, filed for record in the Offices of the Recorder of Deeds, aforesaid, in Plot Book 40, pages 169-171.

      The Above Lot of Land is subject to the "Amended Declaration of Covenants, Conditions and Restrictions", dated July 8, 1988, as Sussex County, at Georgetown, Delaware, in Deed Book 1579, page 253, and as Amended by an Amendment to Declaration of Covenants, Conditions, and Restrictions, filed for record in the Office aforesaid, in Deed Book 1592, page 51, and are made a part hereof by express reference thereto, as fully and as effectively as though incorporated herein,

      Being part of the same land conveyed unto White Haven Water Company by a Deed from Hocker Farm Limited Partnership, dated June 11, 1997, and filed for record in the Office of the Recorder of Deeds, in and for Sussex County, at Georgetown, Delaware, in Deed Book 2207, Page 329. Thereafter, the said White Haven Water Company did merge with Artesian Water Company, Inc.

                                    RECORDATION

      Recorded in the office of the Recorder of Deeds, in and for New Castle County and State of Delaware, in Mortgage Record ________, Volume ______, Page _____, on the ____ day of December, 2000.